Exhibit 99.1

PALCO News Release

FOR IMMEDIATE RELEASE	April 6, 2005

For further information, contact:

Chuck Center
Director of Government and Community Relations
Tel: (707) 764-4132

STATE BOARD MEMBER'S DECISION DISREGARDS

FULL NINE MEMBER NORTHCOAST REGIONAL WATER BOARD

AND CAUSES PALCO AND CONTRACTORS FURTHER HARM

Expressing disappointment with today's decision, Robert E. Manne, President and CEO of PALCO, stated that, "This seemingly arbitrary decision creates even more uncertainty for our company, our employees, and our future.

"We find it disheartening that the state would choose to consider financially harm a 140-year-old company whose Habitat Conservation Plan has made it the industry leader in the state of California when it comes to environmentally sensitive forest management and science. In addition, we are a company who is the holder of the state's oldest active Workers' Compensation certificate. This is even more disappointing, when you realize that this stay overruns the considered decision of the Regional Water Board, which has been working on this issue for months. The burden of proof was on the petitioners, yet they did not show that any environmental harm would result from our logging nor did the board adequately consider the economic harm to PALCO if the stay was granted. The decision further failed to recognize the economic harm to our logging contractors who will suffer financial losses and be forced to layoff employees as result of this stay," stated Manne.

Manne further noted, "This decision must be very disappointing to the Schwarzenegger Administration, to the five newly-appointed Regional Water Board members, and to the entire nine person board who considered this same matter and with the same opponents at an exhausting hearing on March 16, and then adopted and approved our additional harvest plans in Elk and Freshwater. These harvest plans had already been approved by the state and federal agencies who oversee our forest management plans and HCP. Now, their decision is invalidated by one individual from the State Water Quality Control Board. We think this sends a terrible signal to the newly-appointed Regional Water Board."

Manne finally noted that, "As far as our lenders are concerned, we have to discuss this with our lenders and we do not know how they will react. PALCO will request an immediate appeal to the full State Water Board, and we are confident that the full board will overturn this one individual member's decision. In the meantime, we are evaluating our options and doing everything we can to overcome this setback."

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